Exhibit 99.1

Contacts:

Investors:

Dean Schorno

Genomic Health

650-569-2281

investors@genomichealth.com

Media:

Emily Faucette

Genomic Health

650-569-2824

media@genomichealth.com

Genomic Health Announces First Quarter 2012 Financial Results and Business Progress

— Product Revenue Increased 17% Compared with Prior Year —

— Delivered Net Income of $0.8 Million —

— 18 Abstracts Accepted for Presentation at ASCO, Highlighting Breast, Colon and Prostate Progress —

— Prostate Validation Study Planned for Completion in Second Half of 2012 —

— Conference Call Today at 4:30 p.m. ET —

REDWOOD CITY, Calif., May 2, 2012 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter ended March 31, 2012.

Total revenue increased to $58.5 million in the first quarter of 2012, compared with $49.8 million in 2011, an increase of 17 percent.  Product revenue was $57.9 million in the first quarter of 2012, compared with $49.5 million for the same period in 2011, an increase of 17 percent.  Contract revenue comprised the balance of total revenue for each of these periods.

Net income was $0.8 million for the first quarter of 2012, an improvement of $1.1 million, compared with a net loss of $0.3 million in the first quarter of 2011.  Basic and diluted net income per share applicable to common stockholders was $0.03 and $0.02, respectively, in the first quarter of 2012, compared with basic and diluted net loss per share of $0.01 for the same period in 2011.

“We delivered strong product revenue growth in the first quarter of 2012 driven by a 15 percent year-over-year increase in test volume and strong cash revenue,” said Kim Popovits, Chairman, Chief Executive Officer and President of Genomic Health. “During the quarter we invested to expand our global commercial reach in both breast and colon cancer, while continuing to invest in key pipeline programs including next generation products and additional indications for our colon cancer test.  Further, we continued to advance our prostate cancer program and look forward to reporting topline results from our clinical validation study in the second half of this year.”

Additional First Quarter 2012 Financial Results

Total operating expenses for the first quarter of 2012 were $57.6 million, including cost of product revenues of $9.3 million, compared with total operating expenses for the comparable period in 2011 of $50.0 million, including cost of product revenues of $9.1 million.  Operating expenses exclusive of cost of product revenues were $48.3 million and grew by 18 percent over the prior year.

Cash, cash equivalents and marketable securities at March 31, 2012 were $103.1 million, compared with $100.5 million at December 31, 2011.

In the first quarter of 2012, 18,630 Oncotype DX® test results were delivered, an increase of 15 percent, compared with more than 16,230 test results delivered in the same period in 2011.

Net loss for our wholly owned subsidiary, InVitae™ Corporation, was immaterial to the quarter and is reflected in our overall results. We continue to expect a full year net loss contribution from InVitae of up to $8 million dollars in 2012.

“Our higher than expected net income in the quarter was a result of stronger than anticipated revenue performance due, in part, to payments by Medicare for colon tests performed prior to the establishment of coverage,” said Dean Schorno, Chief Financial Officer.  “In the second quarter, we continue to expect a net loss due to historical seasonal patterns impacting test volumes and revenues along with planned increases in operating expenses to further our worldwide commercial and pipeline efforts.”

Recent Business Highlights:

Oncotype DX Breast Cancer Commercial Progress

•                  Obtained approval to begin offering Oncotype DX DCIS Score™ to patients in the state of New York.

•                  Established new node-positive policies covering an additional 8.5 million lives in the United States.

•                  Established distribution agreements to provide Oncotype DX in Mexico and Russia.

•                  Secured additional public reimbursement contracts with hospitals in two regions of the United Kingdom.

•                  Established reimbursement for 6.2 million lives in Spain through a public payor contract with the Madrid Regional Authority.

•                  SWOG-led NCI RxPONDER trial began enrolling node positive patients outside the United States.

Oncotype DX Colon Cancer Commercial Progress

•                  Established reimbursement contracts for an additional 3.9 million U.S. lives with two state Blue Cross Blue Shield plans.

•                  Secured first Veterans Affairs (VA) contract providing access to colon cancer patients in the southwest region.

Peer-Reviewed Publications and Medical Meeting Presentations

•                  Received acceptance to present 18 abstracts at the upcoming ASCO annual meeting June 1-5, including studies in breast, colon and prostate cancers.

•                  Presented results from three Oncotype DX studies at the European Breast Cancer Conference in March reconfirming the test’s cost-effectiveness and important role in guiding treatment decisions.

Pipeline, Next Generation Products

•                  Established strategic alliance with OncoMed Pharmaceuticals for biomarker research and discovery using next generation sequencing.

•                  Established wholly owned subsidiary, InVitae Corporation, focused on building a genetics services business optimizing the clinical use of next generation sequencing technology to improve the quality of diagnosis, communication and support for patients and their families faced with common and rare genetic conditions.

•                  Presented positive results from two biomarker discovery studies utilizing next generation sequencing at the 2012 Advances in Genome Biology and Technology meeting in Marco Island, FL.  Both studies demonstrated that a proprietary RNA-Seq method developed at the company is capable of identifying validated genes previously discovered by RT-PCR.

Conference Call Details

To access the live conference call on May 2 at 4:30 p.m. Eastern Time via phone, please dial (877) 303-7205 from the United States and Canada or +1 (224) 357-2387 internationally.  Please dial in approximately ten minutes prior to the start of the call.  A telephone replay will be available beginning approximately two hours after the call through May 9, and may be accessed by dialing (855) 859-2056 from the United States and Canada or +1 (404) 537-3406 internationally.  The replay passcode is 72918945.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s Web site at http://investor.genomichealth.com.  Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Genomic Health

Genomic Health, Inc. (NASDAQ: GHDX) is a global health company that provides actionable genomic information to personalize genomic health decisions.  The company’s lead product, the Oncotype DX® breast cancer test, has been shown to predict the likelihood of chemotherapy benefit as well as recurrence in invasive breast cancer and has been shown to predict the likelihood of recurrence in ductal carcinoma in situ (DCIS).   In addition to this widely adopted test, Genomic Health provides the Oncotype DX colon cancer test, the first multigene expression test developed for the assessment of risk of recurrence in patients with stage II disease.  As of March 31, 2012, more than 10,000 physicians in over 65 countries had ordered more than 275,000 Oncotype DX tests.  Genomic Health has a robust pipeline focused on developing tests to optimize the treatment of prostate and renal cell cancers, as well as additional treatment decisions in breast and colon cancers.  The company is based in Redwood City, California with European headquarters in Geneva, Switzerland.  For more information, please visit, www.GenomicHealth.com.  To learn more about Oncotype DX tests, visit: www.OncotypeDX.com and www.mybreastcancertreatment.org.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s expectations regarding its second quarter net loss and the reasons for such loss; the company’s expectations regarding the financial impact in 2012 of InVitae;  our investments and the expected benefits of those investments; our expectations regarding the business prospects of InVitae; our beliefs regarding our prostate cancer program and the timing and outcome of our clinical validation study; the focus and attributes of the company’s product pipeline; the ability of the company to develop additional tests in the future; and the ability of any potential tests the company may develop to optimize cancer treatment. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the results of clinical and developmental studies; the applicability of clinical study results to actual outcomes; our ability to develop and commercialize new tests and the timing thereof; unanticipated costs or delays in research and development efforts; the applicability of initial next generation sequencing studies to future results; the risk that we may not obtain or maintain sufficient levels of reimbursement for our existing tests and any future tests we may develop, both domestically and abroad;  our ability to compete against third parties; the risks and uncertainties associated with the regulation of our tests by the FDA and other agencies abroad; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Annual Report on Form 10-K for the period ended December 31, 2011. These forward- looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.

NOTE: The Genomic Health logo, Oncotype, Oncotype DX, Recurrence Score, InVitae, and DCIS Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

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GENOMIC HEALTH, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
REVENUES:
Product revenues	$57,904	$49,458
Contract revenues	563	352
Total revenues	58,467	49,810

OPERATING EXPENSES (1):
Cost of product revenues	9,326	9,059
Research and development	11,929	10,091
Selling and marketing	24,366	20,536
General and administrative	11,975	10,356
Total operating expenses	57,596	50,042

Income (loss) from operations	871	(232)

Interest income	74	65
Other income (expense), net	(72)	(50)
Income (loss) before income taxes	873	(217)
Income tax expense	96	69
Net income (loss)	$777	$(286)
Basic net income (loss) per share	$0.03	$(0.01)
Diluted net income (loss) per share	$0.02	$(0.01)
Shares used in computing basic net income (loss) per share	29,910	29,104
Shares used in computing diluted net income (loss) per share	31,609	29,104

(1)         Included in operating expenses for the first quarter of 2012 were non-cash charges of $5.2 million, including $3.7 million of stock-based compensation expense and $1.5 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2011 of $4.8 million, including $2.9 million of stock-based compensation expense and $1.9 million of depreciation and amortization expenses.

GENOMIC HEALTH, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	As of March 31, 2012	As of December 31, 2011
	(Unaudited)

Cash and cash equivalents	$36,991	$32,869
Short-term marketable securities	64,854	67,605
Accounts receivable, net	20,837	21,077
Prepaid expenses and other current assets	7,763	7,444
Total current assets	130,445	128,995

Long-term marketable securities	1,299	—
Property and equipment, net	10,304	9,443
Other assets	4,533	4,560
Total assets	$146,581	$142,998

Accounts payable	$3,226	$7,025
Accrued expenses and other current liabilities	17,341	17,265
Deferred revenues	1,250	2,060
Other liabilities	2,199	1,289
Stockholders’ equity	122,565	115,359
Total liabilities and stockholders’ equity	$146,581	$142,998

The condensed consolidated balance sheet at December 31, 2011 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2011.